Exhibit 10.27
SENIOR ADVISOR CONSULTING AGREEMENT
     THIS SENIOR ADVISOR CONSULTING AGREEMENT (this “Agreement”) is entered into by and between Carlyle Investment Management L.L.C., a Delaware limited liability company (the “Company”), and James H. Hance (the “Senior Advisor”) as of November 1, 2011 (the “Commencement Date”).
RECITALS
     A. The Company, an investment advisor registered with the U.S. Securities and Exchange Commission, was formed for the purpose of providing investment advisory and related services to a number of affiliated entities controlled by affiliates of the Company (collectively d/b/a “The Carlyle Group”) (“Carlyle”);
     B. The Company desires to engage Senior Advisor to assist the Company and its affiliates (Carlyle) in the strategic management of investment opportunities in the financial services market; and
     C. Senior Advisor desires to proceed with such relationship with the Company on the terms and conditions set forth herein.
AGREEMENT
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Engagement as Senior Advisor.
          a. The Company agrees to engage Senior Advisor, and Senior Advisor accepts such engagement, on the terms and conditions set forth herein, effective as of November 1, 2011, (the “Commencement Date”), until this Agreement is terminated in accordance with Section 6.
          b. During the term of the engagement, Senior Advisor will be held out to the public as a “Senior Advisor” to Carlyle.
          c. Senior Advisor will provide all services to be performed hereunder as an independent contractor. The Company will classify Senior Advisor as an independent contractor for all purposes. Senior Advisor is not entitled to participate in any benefit plan, policy, or program sponsored or maintained by Company for the benefit of its employees, even if it is later determined that Senior Advisor is a common law employee of Company for any purpose. Payments due to Senior Advisor hereunder shall not be subject to withholding except as required by law.

     2. Duties.
          a. Senior Advisor. During the term of the engagement, Senior Advisor will serve as a “Senior Advisor” to the Company. In that capacity, Senior Advisor will devote approximately 25% of his business time to the business and affairs of the Company. Senior Advisor will:
(i)	advise the Company on business, operational, financing and investment issues arising in connection with the analysis, acquisition, management, marketing, and disposition of investment opportunities, by or on behalf of Carlyle and its investment funds (“Carlyle Funds”);

(ii)	assist the Company in obtaining investment opportunities for the Carlyle Funds by, among other things, introducing representatives of the Company to (A) CEOs and other senior representatives of business enterprises, (B) prospective managers and (C) investment bankers or other intermediaries;

(iii)	counsel and advise the Company’s investment professionals regarding (A) new business initiatives, (B) target portfolio investments, (C) due diligence matters, and (D) investment strategy;

(iv)	assist in recruiting employees and Senior Advisors to the Company and portfolio companies owned by the Carlyle Funds (“Portfolio Companies”), and assist in recruiting directors for the boards of the Portfolio Companies;

(v)	counsel and advise senior management of the Portfolio Companies on an as-needed basis, as mutually agreed by Senior Advisor and the Company;

(vi)	serve on the board of directors of one or more Portfolio Companies, as mutually agreed by Senior Advisor and the Company; and

(vii)	such other duties as the Company and Senior Advisor deem appropriate.
          b. Participation on Portfolio Boards. Senior Advisor may be asked to serve on one or more Portfolio Boards. The Portfolio Boards shall be selected by mutual agreement of Senior Advisor and the Company.
          c. Standard of Duty. Senior Advisor acknowledges and agrees that Senior Advisor has a duty to act in the best interests of Carlyle and to do no act that would knowingly injure the business, interests or reputation of Carlyle, the Portfolio Companies or, to the best of Senior Advisor’s knowledge, any of its or their subsidiaries, affiliates or owners. In keeping with these duties, Senior Advisor will use reasonable efforts to disclose to Company business opportunities that may become known to Senior Advisor pertaining to the Company’s or any Portfolio Companies’ business.
          d. Senior Advisor’s Discretion. The Company will not require Senior Advisor to undertake any activity that would, in Senior Advisor’s sole view, detract from Senior Advisor’s image and reputation.
          e. Rules & Regulations. Senior Advisor shall at all times comply, to the best of Senior Advisor’s ability, with all applicable laws, rules and regulations and those Company policies that are related to Senior Advisor’s services as described herein.
               (i) Senior Advisor hereby represents that within the past two years, Senior Advisor has not served as a public pension fund official or an employee or fiduciary of any U.S. public pension fund (“Public Pension Fund”). Senior Advisor acknowledges and agrees that he is not authorized, directly or indirectly, to communicate for any purpose with any Public Pension Fund, any Public Pension Fund official or any fiduciary or advisor to a Public Pension Fund in connection with any transaction or investment between Carlyle and a Public Pension Fund, including but not limited to (a) introducing, finding, referring, facilitating, arranging, expediting, fostering or establishing a relationship with, or obtaining access to the Public Pension Fund, (b) soliciting an investment or investment management services business from the Public Pension Fund, or (c) influencing or attempting to influence the outcome of any investment or other financial decision by a Public Pension Fund.
               (ii) Senior Advisor agrees to disclose to the Company any conflicts of interest now existing or hereinafter developing during the term of this Agreement, including without limitation economic or ownership interests held in, or services provided to, any known competitor of Carlyle or any Portfolio Company.
               (iii) Senior Advisor acknowledges that it (i) is aware of the restrictions imposed by any applicable securities laws on the purchase or sale of securities, including the securities of any Portfolio Company, or the procurement of the purchase or sale by others of such securities, by any person who has received material, non-public information in relation to such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities or procure others to do so in reliance upon such information and (ii) will prevent the use of material, non-public information about Carlyle or any Portfolio Company in any way that would violate any applicable securities laws. In furtherance of the foregoing, Senior Advisor agrees to provide the Company with appropriate certifications and/or reasonable documentation evidencing compliance with this Section 2(d)(ii).
               (iv) Senior Advisor will provide the Company with any other information reasonably required for applicable tax, legal or regulatory purposes, including the Internal Revenue Service Form W-9.

     3. Compensation. As compensation for services provided, Senior Advisor shall be entitled to the following:
          a. Company will pay to Senior Advisor an annual fee (“Base Fee”) during Senior Advisor’s engagement by the Company equal to $250,000 per year. The Base Fee will be payable in arrears no less frequently than once every month.
          b. Subject to compliance with applicable broker-dealer laws and regulations, Senior Advisor may be eligible to receive incentive compensation. The Company, in its sole discretion, will determine the amount (if any) of such incentive compensation based on Senior Advisor’s performance.
          c. Senior Advisor may receive from the relevant Portfolio Companies compensation for service on Portfolio Boards generally in the same manner as non-Carlyle board members.
          d. Senior Advisor will be reimbursed for all reasonable expenses incurred during the term of Senior Advisor’s engagement for travel, lodging, entertainment, and other business expenses in connection with Carlyle’s business to the extent such expenses are consistent with Carlyle’s internal reimbursement policies.
          e. During the term of the engagement, Senior Advisor will be provided with office space and administrative support at the Company’s offices.
     4. Co-Investment Opportunities. To the extent permitted by applicable securities and other laws, Senior Advisor will be permitted to make personal investments without the imposition of any fees or carried interests in investments made by Carlyle and the Carlyle Funds during the term of Senior Advisor’s engagement, provided that the amounts available for personal investment by Senior Advisor will be determined by the Company in a manner consistent with policies established for co-investments by Senior Advisors of Carlyle. Co-investments with respect to investments made by a particular Carlyle Fund may require Senior Advisor to make a commitment to invest in all investments acquired by such Carlyle Fund during the Term, in accordance with internal co-investment policies adopted by Carlyle with respect to such Carlyle Fund.
     5. Equity Participation, Senior Advisor will be eligible to participate, on a case-by-case basis as determined by the Company in its sole discretion, in net incentive fees or net carried profits interest derived by Carlyle from transactions (the “Equity Incentives”) in which Senior Advisor is materially involved in the sourcing, structuring, and engagement (the “Participation”). Senior Advisor’s Participation shall be subject to applicable fund organizational documents and internal policies established by Carlyle related to the Equity Incentives, e.g. vesting and the effects of cross — collateralization, which may include a recontribution or “clawback” obligation.

     6. Termination. Senior Advisor’s engagement with the Company will be terminable as follows:
          a. automatically on the first anniversary of the Commencement Date, unless this Agreement is renewed pursuant to a written agreement executed by Senior Advisor and the Company;
          b. automatically upon the death of Senior Advisor;
          c. by the Company for any reason with 30 days’ written notice to Senior Advisor; or
          d. by Senior Advisor for any reason with 30 days’ written notice to the Company.
          e. automatically by the Company for “Cause,” if Senior Advisor has (i) engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder, (ii) willfully engaged in conduct that he knows or, based on facts known to him, should know is materially injurious to the Company or any of its affiliates, (iii) materially breached any material provision of this Agreement, (iv) been convicted of, or entered a plea bargain or settlement admitting guilt for, any felony under the laws of the United States or of any state or the District of Columbia or any foreign jurisdiction (other than a traffic violation); or (v) been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission (“SEC”) or any similar securities regulatory agency of any country, for any securities violation including, for example, any such order consented to by Senior Advisor in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied; provided, however, that in the case of an event described above in clauses (i) through (iii), only if such Cause has not been corrected or cured by Senior Advisor within 30 days after Senior Advisor has received written notice from the Company of the Company’s intent to terminate Senior Advisor’s engagement for Cause and specifying in detail the basis for such termination.
Upon any termination of the engagement, any accrued and unpaid Base Fee will be appropriately pro rated and paid through the date of termination.
     7. Prospective Employee Certificate. In connection with your execution of this agreement, you shall execute and deliver to Carlyle a certification in such form as shall be agreed between you and Carlyle. You understand and acknowledge that the Company is relying on the certifications and covenants set forth therein as a basis for its compliance with the Code of Conduct and that the accuracy of, and your continued compliance with, such certifications and covenants are conditions of your continued employment.
     8. Nondisclosure of Proprietary Information.
          a. Except as required in the faithful performance of Senior Advisor’s duties hereunder or pursuant to subsection (c) below, Senior Advisor will, in perpetuity, maintain in confidence and will not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to Carlyle or any Portfolio Companies or other business owned or operated, in whole or in part, by Carlyle or any Carlyle Funds or other affiliates (a “Carlyle Business"), including, without limitation, information with respect to Carlyle’s or any Carlyle Business’ operations, investment performance, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees and Senior Advisors or other terms of their engagement, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar medium containing any such confidential or proprietary information or trade secrets.
          b. Upon termination of Senior Advisor’s engagement for any reason, Senior Advisor will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of Carlyle or any Carlyle Business which contain proprietary information or trade secrets, and all other materials, keys, equipment and any other Carlyle property or property of the Portfolio Companies.
          c. Senior Advisor may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof. In connection with any such subpoena or other legal process, Senior Advisor shall, promptly upon receipt of the subpoena or other process, make available to the Company and its counsel the documents and other information sought and will assist such counsel in resisting or otherwise responding to such process.
     9. Prohibited Competition.
          a. Senior Advisor will not (i) directly or indirectly engage in or provide investment advisory or other personal services to any other private equity sponsor or any operating company competing directly with a Portfolio Company which Senior Advisor is advising, or has advised, at any time during the term of the engagement, or (ii) engage in any Prohibited Competition (as defined below in Section 9(b), at any time during the term of his engagement or during the 12-month period following the expiration of his engagement, in each case, without the prior written consent of the Company; provided, however, Senior Advisor shall be permitted to (X) make any personal investments permissible under applicable law and securities regulations unless such investment would be in a partnership or similar vehicle competing with a Carlyle partnership or vehicle attempting to secure the same investment (other than those investments made before the Commencement Date), and (Y) serve on any board of directors of a company unless the company is a competitor to Carlyle or any company in which Carlyle owns a significant minority or controlling position.
          b. For purposes of this Agreement, “Prohibited Competition” means:
               (i) soliciting or hiring, on Senior Advisor’s behalf or on behalf of any other person, the services of any person who is known to be an employee of the Company, Carlyle or any Portfolio Company;

               (ii) soliciting, contacting or identifying equity investors in any Carlyle Fund (to the extent that Senior Advisor knows that such person is an investor, directly or indirectly, in such fund) on behalf of any person; or
               (iii) (A) providing services to any person other than the Company with respect to an investment opportunity or transaction that (x) Senior Advisor knows was being considered by the Company or any of the Carlyle Funds during the period of Senior Advisor’s engagement, and (y) had not been rejected by the Company or the Carlyle Funds during the period of Senior Advisor’s engagement and/or (B) investing in such a Carlyle investment opportunity.
          c. In the event the terms of this Section 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
     10. Injunctive Relief; Survival.
          a. Senior Advisor recognizes and acknowledges that a breach of the covenants contained in Sections 8, 9, and 11 will cause irreparable damage to the Company and Carlyle and their goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Senior Advisor agrees that in the event of a breach of any of the covenants contained in Sections 8, 9, and 11 in addition to any other remedy that may be available at law or in equity, the Company and Carlyle will be entitled to specific performance and injunctive relief.
          b. The rights and obligations of the parties arising under Sections 8, 9, and 11 of this Agreement shall survive, and will not be impaired by, the expiration of Senior Advisor’s engagement by the Company.

     11. Non-Disparagement. Senior Advisor and Carlyle covenant and agree that, in the event of termination of Senior Advisor’s engagement, Senior Advisor shall not disparage Carlyle and its affiliates, and their respective principals and businesses, and Carlyle shall not authorize disparaging remarks regarding the Senior Advisor. The previous sentence shall not apply, however, in the case of any disparagement which is made (i) in testimony pursuant to a court order, subpoena, or legal process, (ii) to a court, mediator or arbitrator in connection with any litigation or dispute between Carlyle and Senior Advisor, (iii) among the Carlyle entities, or (iv) exclusively to Senior Advisor in the course of Carlyle’s supervision or review of Senior Advisor’s performance. The parties further agree that Carlyle and Senior Advisor shall each be entitled (without posting bond or other security) to injunctive or other equitable relief, as deemed appropriate by any such court or tribunal, to prevent a breach of the other party’s obligations set forth in this Section.
     12. Indemnification.
          a. The Company (and/or each Carlyle investment fund to which Senior Advisor provides investment advice) will indemnify, defend and hold Senior Advisor harmless for all losses, costs, expenses or liabilities based upon or related to acts, decisions or omissions made by Senior Advisor in good faith during the Term while performing services on behalf of the Company or such investment fund (and/or any of its portfolio companies) within the scope of Senior Advisor’s engagement by the Company, provided that such acts, decisions or omissions do not constitute fraud, willful misconduct or gross negligence. The indemnification of Senior Advisor shall, to the extent not in conflict with such insurance policy, be secondary to any and all payment to which Senior Advisor is entitled from any relevant insurance policy issued to or for the benefit of the Company and its affiliates or Senior Advisor. The indemnification of Senior Advisor hereunder shall also be secondary to any payment pursuant to any other indemnification obligation of any fund, portfolio company, or other non-Carlyle entity, including under any insurance policy issued to or for the benefit of such fund, portfolio company, or other non-Carlyle entity, in all cases, to the extent not in conflict with the applicable other indemnification or insurance contract. In the event of payment by the Company under this Agreement and pursuant to its indemnification obligations, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Senior Advisor, including the rights of Senior Advisor under any insurance policies. The obligations of the Company and such investment funds under this Section 12 shall survive any termination of this Agreement.
          b. For any claims indemnified by the Company under Section 12(a) above, to the fullest extent permitted by law, the Company (and/or each Carlyle investment fund to which Senior Advisor provides investment advice) shall promptly pay expenses (including legal fees and expenses) incurred by Senior Advisor in appearing at, participating in or defending any action, suit, claim, demand or proceeding in advance of the final disposition of such action, suit, claim, demand or proceeding, including appeals, within 30 days after receipt by the Company of a statement or statements from Senior Advisor requesting such advance or advances from time to time. Senior Advisor hereby undertakes to repay any amounts advanced (without interest) to the extent that it is ultimately determined that he or she is not entitled under this Agreement to be indemnified by the Company. Such undertaking shall be unsecured and accepted without reference to the financial ability of Senior Advisor to make repayment and without regard to Senior Advisor’s ultimate entitlement to indemnification under the other provisions of this

Agreement. No other form of undertaking shall be required of Senior Advisor other than the execution of this Agreement. If a claim for indemnification (following the final disposition of such action, suit, claim, demand or proceeding) or advancement of expenses under this Section 12 is not paid in full within thirty (30) days after a written claim therefor by Senior Advisor has been received by the Company, Senior Advisor may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.
     13. Binding on Successors. This Agreement will be binding upon and inure to the benefit of the Company, Senior Advisor and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.
     14. Complete Agreement. This Agreement contains the complete agreement and understanding concerning the consulting arrangement between the parties and shall supersede all other agreements, understandings or commitments between the parties as to such subject matter.
     15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     16. Choice of Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of Delaware without regard to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:	Carlyle Investment Management L.L.C.

	By: Name:	/s/ Daniel D’ Aniello Daniel D’Aniello
	Title:	Managing Director

1001 Pennsylvania Avenue, N.W.
Suite 220 South
Washington, D.C. 20004

SENIOR ADVISOR:	/s/ James H. Hance, Jr. James H. Hance